Calculation of Filing Fee Tables
S-8
MAIA Biotechnology, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	7,104,777	$ 1.323	$ 9,399,619.97	0.0001381	$ 1,298.09
Total Offering Amounts:						$ 9,399,619.97		$ 1,298.09
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,298.09
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, $0.0001 par value per share (the "Common Stock") of MAIA Biotechnology, Inc. (the "Registrant"), which become issuable under the 2021 Plan (as defined below) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions. (2) Represents 6,458,889 shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 Equity Incentive Plan, as amended (the "2021 Plan") on January 1, 2026 pursuant to an "evergreen" provision contained in the 2021 Plan. On May 25, 2023, the stockholders of the Registrant approved an amendment to the 2021 Plan to include an automatic increase in the aggregate number of shares reserved for awards under the 2021 Plan, commencing on the date of stockholder approval of the amendment, and then each January 1 following thereafter, and ending on (and including) January 1, 2032 (each an "Increase Date"), in an amount equal to ten (10%) of the total number of shares of Common Stock on a fully diluted basis outstanding on December 31 of the preceding calendar year; provided that, the board of directors of the Registrant may act prior to any Increase Date to provide that there will be no increase for such year or that the increase for such year will be a lesser number of shares than provided in the 2021 Plan. In addition, the Company is registering an additional 645,888 share in respect of shares issued under the 2021 Plan that are forfeit or expire are available for future grants of awards under the 2021 Plan. (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on NYSE American on April 2, 2026, which was $1.3230 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources